Exhibit 33.2

Management’s Assertion of Compliance

Management of the Agency and Trust division of Citibank, NA. (the ‘‘Company’’) is responsible for providing this assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission, relating to the servicing of the Honda Auto Receivables 2007-1 Owner Trust, asset backed securities transaction (the ‘‘Platform’’), as of March 31, 2007 and for the period February 27, 2007 through March 31, 2007.

Management has determined that the following servicing criteria are applicable in regards to the Platform:

Applicable Servicing Criteria:    All servicing criteria set forth in Item 1122(d), to the extent required by Item 1122(d) servicing criteria in regards to activities performed by the Company, excluding the following criteria: 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(i), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii), 1122(d)(4)(xiv), and 1122(d)(4)(xv) (the ‘‘Applicable Servicing Criteria’’).

With respect to the Platform, the Company’s management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

•	The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria, as of March 31, 2007 and for the period February 27, 2007 through March 31, 2007.

•	The Company’s management has assessed compliance with the Applicable Servicing Criteria, as of March 31, 2007 and for the period February 27, 2007 through March 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

•	Based on such assessment, as of March 31, 2007 and for the period February 27, 2007 through March 31, 2007, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria, as of March 31, 2007 and for the period February 27, 2007 through March 31, 2007.

CITIBANK, N.A.

By:	/s/ Jeffrey A. Volk Its: Managing Director Dated: June 1, 2007